Exhibit 99.1

On May 8, 2008, Patrick Bousquet Chavanne sold 33,333 shares of Class A Common Stock at an average sale price of $47.4216.
The information regarding the shares sold that day at each price per share appears in the two columns below:


   100 	$47.94
   300 	$47.93
   300 	$47.92
   100 	$47.91
 3,700 	$47.90
   100 	$47.86
   500 	$47.85
   100 	$47.57
   200 	$47.55
   900 	$47.54
 1,461 	$47.53
 2,500 	$47.52
   539 	$47.51
 9,600 	$47.50
   300 	$47.43
   200 	$47.41
   100 	$47.18
   200 	$47.17
   300 	$47.16
   100 	$47.15
 2,333 	$47.14
 1,600 	$47.13
   900 	$47.12
 1,200 	$47.11
 5,700 	$47.10